Exhibit 99.1

Corning Incorporated www.corning.com

News Release

FOR RELEASE – October 8, 2025

Corning Appoints Ami Badani to its Board of Directors

CORNING, N.Y. — Corning Incorporated (NYSE:GLW) today announced that Ami Badani, chief marketing officer at Arm Holdings plc, has been appointed to Corning’s Board of Directors, effective October 7, 2025.

“Ami brings valuable expertise and end-market knowledge in Corning’s key growth initiatives for artificial intelligence and semiconductor packaging,” said Wendell P. Weeks, chairman, president, and chief executive officer. “She will provide a unique perspective as we continue to innovate to capture new market opportunities and drive long-term value creation for our stakeholders.”

Ms. Badani's expertise in strategic marketing, portfolio expansion and the scaling of transformative technologies aligns with Corning's longstanding commitment to deliver innovations that serve and shape vital industries. Ms. Badani will hold office until Corning’s annual meeting of shareholders in the spring of 2026, at which time she will stand for election to a one-year term. Her appointment brings the number of Corning directors to 10.

About Ami Badani

Ami Badani is recognized for her leadership at the intersection of AI, semiconductors, go-to-market strategy, and business transformation. As Chief Marketing Officer of Arm, she leads global marketing efforts for one of the world’s premier semiconductor and AI technology companies, accelerating innovation across mobile, data center, automotive and other key emerging sectors.

From 2020 to 2023, Ms. Badani was Vice President of Products and Developer Marketing at NVIDIA, where she played an instrumental role in expanding and scaling the company’s data center portfolio into one of its most strategic growth engines.

Prior companies include Cumulus Networks, Instart Logic, and Cisco Systems. Ms. Badani began her career in investment banking and asset management at Goldman Sachs and JPMorgan, where she developed a strong foundation in financial strategy, capital markets, and investor relations.

About Corning Incorporated

Corning (www.corning.com) is one of the world’s leading innovators in materials science, with a 170-year track record of life-changing inventions. Corning applies its unparalleled expertise in glass science, ceramic science, and optical physics, along with its deep manufacturing and engineering capabilities to develop category-defining products that transform industries and

© 2025 Corning Incorporated. All Rights Reserved.

Corning Appoints Ami Badani to its Board of Directors

enhance people’s lives. Corning succeeds through sustained investment in RD&E, a unique combination of material and process innovation, and deep, trust-based relationships with customers who are global leaders in their industries. Corning’s capabilities are versatile and synergistic, which allows the company to evolve to meet changing market needs, while also helping its customers capture new opportunities in dynamic industries. Today, Corning’s markets include optical communications, mobile consumer electronics, display, automotive, solar, semiconductors, and life sciences.

Media Relations Contact:

Gabrielle Bailey

(607) 684-4557

baileygr@corning.com

Investor Relations Contact:

Ann H.S. Nicholson

(607) 974-6716

nicholsoas@corning.com

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© 2025 Corning Incorporated. All Rights Reserved.